Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of May 6, 2026, is made and entered into by and among VIASAT, INC., a Delaware corporation (the “Company”), CARRONADE CAPITAL MANAGEMENT, LP, a Delaware limited partnership, as investment manager to and on behalf of certain of the private investment funds and separately managed account it manages (“Carronade”), and the other persons and entities listed on Schedule A hereto (collectively and together with Carronade, the “Investor Group”). The Company and the Investor Group are each herein referred to as a “party” and collectively, as the “parties”.

WHEREAS, the Company and the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that the best interests of the Company would be served at this time by, among other things, coming to an agreement with the Investor Group with respect to the matters covered in this Agreement and by the Company and the Investor Group agreeing to the other covenants and obligations contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to Carronade that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) prior to the Board appointing the Independent Directors (as defined below) as directors pursuant to this Agreement, the Board is composed of eight (8) directors and there are no vacancies on the Board; and (d) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2. Representations and Warranties of the Investor Group. The Investor Group represents and warrants to the Company that (a)(i) as of the date of this Agreement, the Investor Group and each Related Person (as defined below) beneficially own (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, only the number of common shares of the Company, par value $0.0001 per share (the “Common Shares”) as described opposite its or his name on Schedule A to this Agreement and such schedule includes each Investor Group member and all Related Persons that beneficially own any Common Shares, which in the aggregate represents approximately 3.8% of the outstanding Common Shares; (b) this Agreement has been duly and validly authorized, executed and delivered by each member of the Investor Group, and constitutes a valid and binding obligation and agreement of each such member, enforceable against each such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) each member of the Investor Group has the authority to execute this Agreement on behalf of itself and to bind such member to the terms of this Agreement, including by virtue of having sole voting and dispositive power over all Common Shares and other interests in the Company and its subsidiaries as set forth opposite the name of such member of the Investor Group on Schedule A to this Agreement, if applicable, and (d) each member of the Investor Group shall cause each of its Related Persons acting on its behalf to comply with the terms of this Agreement; and (e) the execution, delivery and performance of this Agreement by each member of the Investor Group does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. The Investor Group represents and warrants that no member of the Investor Group and no Related Person has any voting commitments (written or oral) with the Independent Directors (as defined below) as of the date hereof and agrees that no member of the Investor Group and no Related Person shall compensate the Independent Directors for service or action on the Board or enter into voting commitments (written or oral) relating to the Company with the Independent Directors. The Investor Group severally represents and warrants that no member of the Investor Group and no Related Person has, directly or indirectly, any agreements, arrangements or understandings with any other person with respect to its investment in the Company or its subsidiaries, any strategic, capital, management or other operational matter with respect to the Company or its subsidiaries, any potential transaction involving the Company or its subsidiaries, or the acquisition, voting or disposition of any securities of the Company or its subsidiaries.

3. Board Matters.

(a) Board Matters. The Company agrees that immediately following the execution of this Agreement, the Board and the Nomination, Evaluation and Corporate Governance Committee of the Board shall take all necessary actions to increase the size of the Board from eight (8) directors to ten (10) directors and, in connection therewith, appoint (i) Shekar Ayyar (the “First Independent Director”) as an independent director to fill the vacancy created by the expansion of the Board and to serve as a director of the Company as a Class II director, and (ii) Jinhy Yoon (the “Second Independent Director” and together with the First Independent Director, the “Independent Directors”) as an independent director to fill the vacancy created by the expansion of the Board and to serve as a director of the Company as a Class I director.

(b) Service on Board Committees. The Board and all applicable committees of the Board shall take all necessary actions to promptly appoint each of the Independent Directors (or any Replacement Director (as defined below) thereof) to the Strategic Review Committee of the Board. Without limiting the foregoing, the Board and all applicable committees of the Board shall give each Independent Director (or any Replacement Director thereof) the same due consideration for membership on each committee of the Board, including any new committee(s) and subcommittee(s) that may be established, as any other independent director.

(c) Board Policies and Procedures. Each party acknowledges that the Independent Directors shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall be required to adhere strictly to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. Each party acknowledges that the Independent Directors shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the Securities and Exchange Commission (the “SEC”) and to applicable stock exchanges and regulatory authorities. The Company agrees that, upon appointment to the Board, each of the Independent Directors shall receive (x) the same benefits of director’s and officer’s insurance as all other non-management directors on the Board, (y) the same compensation for such person’s service as a director as the compensation received by other non-management directors on the Board and (z) such other benefits on the same basis as all other non-management directors on the Board.

(d) Replacement Directors. During the Standstill Period (as defined below), if the Second Independent Director (or any Replacement Director thereof) is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or for any other reasons fails to serve or is not serving as a director and the Investor Group beneficially owns in the aggregate at least the lesser of 1.9% of the Company’s then-outstanding Common Shares and 2,594,238 Common Shares (subject to adjustment in each case for stock splits, reclassifications, combinations and similar adjustments), the Investor Group shall be entitled to designate a Qualified Candidate (as defined below) for the replacement of the Second Independent Director (such replacement, a “Replacement Director”), subject to the approval of, and appointment by, the Board (such approval not to be unreasonably withheld, conditioned or delayed). A Replacement Director who is appointed to the Board shall be considered the Second Independent Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) is not an employee of, and is independent from, any member of the Investor Group or its Related Persons (for the avoidance of doubt, the nomination by the Investor Group or its Related Persons of an individual to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of the Investor Group or its Related Persons), and (iii) meets all other qualifications required for service as a director as set forth in the Company’s Second Amended and Restated Certificate of Incorporation (as amended from time to time, the “Charter”), Amended and Restated Bylaws (as amended from time to time, the “Bylaws”), Board committee charters, Corporate Governance Guidelines and any similar documents applicable to directors. Upon a Replacement Director’s appointment to the Board, the Board shall appoint such Replacement Director to any applicable committee of the Board of which the Second Independent Director was a member immediately prior to such Second Independent Director becoming unable to serve; provided, that such Replacement Director shall satisfy the eligibility and qualification requirements for service on any such applicable committee.

(e) Board Size. During the Standstill Period, the size of the Board shall not exceed ten (10) directors.

4. Standstill.

(a) Except as otherwise set forth in or permitted by this Agreement, from the date of this Agreement until the expiration of the Standstill Period (as defined below), each member of the Investor Group shall not, and shall cause its respective controlled Affiliates and controlled Associates (collectively, the “Related Persons” and each a “Related Person”) not to, directly or indirectly, without the prior written approval of the Board:

(i)

engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or knowingly assist or knowingly participate, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote (or withhold the vote of) any securities of the Company;

(ii)

grant any proxy, consent or other authority to vote any voting securities of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise permitted by Section 5) or deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect, other than (A) any such voting trust, agreement or arrangement solely among the members of the Investor Group and otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like;

(iii)

call or seek to call, or request the call of, alone or in concert with others, any meeting of the Company’s stockholders, or action by written consent resolutions of the Company’s stockholders, whether or not such a meeting or consent is permitted by the Charter or Bylaws;

(iv)

act, seek, knowingly facilitate or knowingly encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors of the Company or seek, knowingly facilitate, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, except as permitted under Section 3 of this Agreement; provided, however, that nothing in this Agreement shall prevent the Investor Group or its Related Persons from, commencing no earlier than January 1, 2027, taking actions in furtherance of identifying director candidates in connection with the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) so long as such actions do not create a public disclosure obligation for the Investor Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investor Group’s normal practices in the circumstances;

(v)

without the prior written approval of the Company, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, effect or seek to effect, any Extraordinary Transaction, or knowingly encourage, initiate, or knowingly support any other person in any such activity;

(vi)

purchase or otherwise acquire, or offer, seek, propose or agree to acquire (the taking of any such action, an “Acquisition”) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities of the Company such that after giving effect to any such Acquisition, the Investor Group or any of its Related Persons, beneficially owns, directly or indirectly, in excess of 8% of the then-outstanding voting securities of the Company (subject to adjustment in each case for stock splits, reclassifications, combinations and similar adjustments)(the “Beneficial Ownership Cap”), other than by way of stock dividends or other distributions or offerings made available to holders of Common Shares generally on a pro rata basis or pursuant to an Extraordinary Transaction; provided, that, for the avoidance of doubt, nothing in this Section 4(a)(vi) shall prohibit the Investor Group or its Related Persons from increasing its economic exposure in the Company, whether through swap or hedging transactions or otherwise, provided that any such increase does not cause the Investor Group or its Related Persons to exceed the Beneficial Ownership Cap;

(vii)

engage in any short sale, forward contract or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) (the taking of any such action, a “Hedging Transaction”) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company, if, as a result of any such Hedging Transaction, the Investor Group and its Related Persons collectively hold a net short position in the Company based on the aggregate positions of the Investor Group and its Related Persons; provided, that, for the avoidance of doubt, Hedging Transactions of any kind and character are entirely permissible and nothing in this Section 4(a)(vii) shall prohibit bona fide risk-management or similar Hedging Transactions so long as the Investor Group and its Related Persons do not have a net short position in the Company on an aggregate basis;

(viii)

seek to advise, knowingly encourage, knowingly support or knowingly influence any person with respect to the voting of (or execution of a written consent in respect of) any voting securities of the Company or its subsidiaries (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(ix)

other than in open market sale transactions whereby the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Investor Group or any Related Person to any Third Party that, to the Investor Group’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time or would increase the beneficial ownership interest of any Third Party who, collectively with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than 4.9% of the shares of voting securities of the Company outstanding at such time, except, in each case, in a transaction approved by the Board or for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;

(x)

affirmatively support or advance any proposal that constitutes (or would constitute if taken): (A) controlling, changing or influencing the Board or management of the Company and its subsidiaries, including any proposals to change the voting standard with respect to director elections, the number or term of directors or to fill any vacancies on the Board (other than as provided under Section 1 of this Agreement), (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company or its subsidiaries, (C) any other material change in the Company’s or its subsidiaries’ management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Charter or Bylaws or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case, except as otherwise permitted by Sections 1 and 2);

(xi)	communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act exempting certain communications from being deemed a “solicitation”;

(xii)

form, join or in any other way participate in any partnership, limited partnership, syndicate or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company (other than a group that includes any other members of the Investor Group; provided that nothing herein shall limit the ability of an Affiliate of the Investor Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(xiii)

demand a copy of the Company’s list of stockholders or its other books and records or make any request under Section 220 of the General Corporation Law of the State of Delaware, as amended, or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;

(xiv)

commence, knowingly encourage, join as a party, solicit or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against or involving the Company or any of its Company Related Persons (as defined below); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any member of the Investor Group or any Related Person from (A) bringing litigation against the Company to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or any of its Company Related Persons against any member of the Investor Group or its Related Persons, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process in accordance with Section 6(c) of this Agreement;

(xv)

make or publicly advance any request or submit any proposal, directly or indirectly, to amend, modify or waive the terms of this Section 4 other than through non-public communications with the Company, which the Company may accept or reject in its sole and absolute discretion, that would not trigger public disclosure obligations for any member of the Investor Group or its Related Persons or reasonably be expected to trigger public disclosure obligations for the Company or any Company Related Persons; or

(xvi)

enter into any negotiations, agreements or understandings with any other person or entity with respect to any action the Investor Group is prohibited from taking pursuant to this Section 4, or advise, knowingly assist, knowingly encourage or seek to persuade any person or entity to take any action inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit or restrict the Investor Group or its Related Persons from (A) communicating privately with members of the Board, members of the Strategic Review Committee or executive officers of the Company regarding any matter, including with respect to any Extraordinary Transaction, so long as such communications are not intended to, and would not be reasonably expected to, require any public disclosure of such communications; (B) privately communicating to any of its potential investors or its investors publicly available information that does not otherwise violate this Agreement regarding the Company consistent with prior practice, including in any of the Investor Group’s investor letters, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent Section 4 or Section 6 of this Agreement; (C) privately communicating with stockholders of the Company or buy-side or sell-side analysts about matters concerning the Company in a manner that otherwise does not violate this Agreement, provided such communications are not reasonably expected to be publicly disclosed, are not undertaken with the intent to circumvent Section 4 or Section 6 of this Agreement and are understood by all parties to be private communications; (D) tendering shares, receiving consideration or other payment for shares or otherwise participating in any transaction approved by the Board or voting upon any Extraordinary Transaction on the same basis as the other stockholders of the Company; or (E) exercising statutory appraisal rights, if any, with respect to the Company. For the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way any Independent Director (or Replacement Director, if applicable) in the exercise of his or her fiduciary duties to the Company.

(b) For purposes of this Agreement:

(i)

“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Investor Group or its Related Persons (except for, with respect to the obligations of the Investor Group and its Related Persons hereunder, any portfolio company that acts at the direction or with the knowing encouragement of the Investor Group or its Related Persons); provided, further, that, for purposes of this Agreement, neither the Investor Group nor its Related Persons shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Investor Group or its Related Persons;

(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, liquidation, dissolution, spin-off, divestiture, financing or similar extraordinary transaction involving the Company;

(v)

“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)

“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) the date that is thirty (30) calendar days prior to the last day of the advance notice period for the submission by stockholders of non-proxy access director nominations for the 2027 Annual Meeting pursuant to the Bylaws or (ii) the date that is one hundred (100) days prior to the first anniversary of the Company’s 2026 annual meeting of stockholders;

(vii)

“Synthetic Position” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(viii)

“Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate or Associate of the Investor Group who has previously executed a joinder to this Agreement agreeing to all obligations of the Investor Group hereunder and providing all the representations and warranties and corresponding disclosure of the Investor Group hereunder.

5. Voting. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period (and at any action taken by consent of stockholders during such period), the Investor Group agrees to (i) appear at such stockholders’ meeting or otherwise cause all Common Shares beneficially owned by the Investor Group and its Related Persons to be counted as present for purposes of establishing a quorum; (ii) vote, or cause to be voted, all Common Shares beneficially owned by the Investor Group and its Related Persons on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board; (b) against any nominees to serve on the Board that have not been recommended by the Board; (c) in favor of the Company’s auditors; and (d) in accordance with the Board’s recommendations on all other proposals presented at any such stockholder meeting; provided, however, that, if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any matter under clause (d) of this Section 5, the Investor Group shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with ISS’s or Glass Lewis’s recommendation; provided, further, that the Investor Group shall be permitted to vote in its sole discretion with respect to any an Extraordinary Transaction.

6. Mutual Non-Disparagement.

(a) The Investor Group agrees that, until the expiration of the Standstill Period, the Investor Group will not, and the Investor Group will cause each of its Related Persons not to, directly or indirectly, make any public statement, whether written or oral and including any statements to stockholders, analysts or representatives of the media, that constitutes an ad hominem attack on, or in any way publicly criticizes, disparages, calls into disrepute, or otherwise defames or slanders the Company or any of its subsidiaries and controlled Affiliates, or its or their past or present directors, officers, and employees (but only to the extent such respective employee is acting at the direction of the Company or its subsidiaries and Affiliates), and, to the extent acting on their behalf, agents or representatives (collectively, the “Company Related Persons”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or the Company Related Persons, or in any manner that would reasonably be expected to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Related Person or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group or its Related Persons from privately communicating to the Board factual information based on publicly available information.

(b) The Company agrees that, until the expiration of the Standstill Period, it will not, and it will cause the Company Related Persons not to, directly or indirectly, make any public statement, whether written or oral and including any statements to stockholders, analysts or representatives of the media, that constitutes an ad hominem attack on, or in any way publicly criticizes, disparages, calls into disrepute, or otherwise defames or slanders the Investor Group or any of its Related Persons, or its or their past or present directors, officers and employees (but only to the extent such respective employee is acting at the direction of the Investor Group or its Related Persons), and, to the extent acting on their behalf, agents or representatives (collectively, the “Investor Covered Persons”), that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Investor Group or its Related Persons or Investor Covered Persons, or in any manner that would reasonably be expected to malign, harm, disparage, defame or damage the reputation or good name of the Investor Group or any Related Person or Investor Covered Person or the Investor Group’s or its Related Persons’ businesses; provided, however, that the foregoing shall not prevent private communications to the Investor Group or its Related Persons or Investor Covered Persons of factual information based on publicly available information.

(c) Notwithstanding the foregoing, nothing in Section 4(a)(xiv), this Section 6 or Section 7 of this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement or to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought; provided, that (i) such party must, to the extent legally permissible, (x) provide written notice to the other party at least five (5) business days prior to making any such statement or disclosure, (y) shall reasonably consider any comments of the other party and (ii) the disclosing party may in its sole discretion (and at its cost) seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the other party will reasonably cooperate with the Company to obtain any such protective order or other remedy. The limitations set forth in Sections 6(a) and 6(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7. Public Announcements.

(a) No later than the first business day following the execution of this Agreement, the Company shall issue a press release mutually agreed to by the Company and Carronade (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit A. Prior to the issuance of the Press Release, the Company shall not and shall cause the Company Related Persons not to, and the Investor Group shall not, and shall cause the Related Persons not to, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the Company or Carronade, as applicable. The Company shall not, and shall cause the Company Related Persons not to, and the Investor Group shall not, and shall cause the Related Persons not to, make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release or the terms of this Agreement.

(b) No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the Independent Directors and appending or incorporating by reference this Agreement as an exhibit, excluding any schedule, exhibit or attachment containing confidential or proprietary information of the Investor Group or its Related Persons, and the Company shall give reasonable consideration to the comments of the Investor Group. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing or amendment thereto made by the Investor Group with respect to the Company, and the Investor Group shall give reasonable consideration to the comments of the Company.

(c) The Investor Group shall not, and the Investor Group shall cause its Related Persons not to, during the Standstill Period, make any public disclosure or announcement with respect to this Agreement or the actions contemplated by this Agreement that is inconsistent with the terms of this Agreement or in violation of the obligations set forth in Section 4 or Section 6, in each case without the prior written consent of the Company, which may be withheld at the Company’s sole discretion.

8. Specific Performance. It is understood and agreed that money damages would not be an adequate remedy for any breach of this Agreement by any party to this Agreement and the non-breaching party to this Agreement shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the non-breaching parties, but shall be in addition to all other remedies available at law or equity to the non-breaching party. The parties to this Agreement further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the parties to this Agreement agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

9. Related Persons. The Investor Group shall cause any Related Persons to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Related Person. A breach of this Agreement by any Related Person, if such Related Person is not a party to this Agreement, shall be deemed to occur if such Related Person engages in conduct that would constitute a breach of this Agreement if such Related Person was a party to the same extent as any member of the Investor Group.

10. Termination.

(a) Unless otherwise mutually agreed in writing by each party, this Agreement shall terminate on the earliest to occur of (i) the termination of the Standstill Period, (ii) the announcement of the execution of definitive transaction documents with respect to an Extraordinary Transaction that requires shareholder approval, and (iii) an increase in the size of the Board to more than ten (10) directors.

(b) If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.

(c) Notwithstanding the foregoing terms of this Section 10, Section 8 and Section 11 through Section 25 shall survive the termination of this Agreement.

11. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), provided that such email notice is accompanied by a notice delivered pursuant to either clause (i) or (iii) within twenty-four (24) hours of email receipt; or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company:

Viasat, Inc.

6155 El Camino Real

Carlsbad, CA 92009

Attention: Robert Blair, Senior Vice President, General Counsel and Secretary

Email: Robert.Blair@viasat.com

with copies (which shall not constitute notice) to:

Latham & Watkins

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Christopher R. Drewry, Craig Garner

Email: christopher.drewry@lw.com, craig.garner@lw.com

If to the Investor Group:

Carronade Capital Management, LP

17 Old Kings Highway South, Suite 140

Darien, CT 06820

Attention: Andy Taylor; Stas Futoransky

Email: ATaylor@carronade.com; Sfutoransky@carronade.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Meagan Reda, Esq.

Email: MReda@olshanlaw.com

12. Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

13. Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11 will be effective service of process for any such action, suit or proceeding brought against any party in any such Delaware court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and further irrevocably and unconditionally waives and agrees not to plead or claim in any such Delaware court that any such action, suit or proceeding brought in any such Delaware court has been brought in an improper or inconvenient forum.

14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.

16. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

18. Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.

19. Construction. Each of the parties to this Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

20. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and Carronade, on the other hand.

22. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the parties hereto and successors thereto. No party may assign (by operation of law or otherwise) this Agreement or any rights or obligations hereunder without, with respect to any member of the Investor Group, the express prior written consent of the Company, and with respect to the Company, the prior written consent of Carronade, and any assignment in contravention of the foregoing shall be null and void. Prior to entering into any agreement, arrangement or understanding with respect to, or effecting, any form of business combination or acquisition or other transaction relating to assets or securities of any member of the Investor Group, any form of restructuring, recapitalization or similar transaction with respect to any member of the Investor Group, any form of tender or exchange offer for the equity securities of any member of the Investor Group, or any liquidation or dissolution of any member of the Investor Group, in each case in one or a series of transactions, that does not directly result in the assumption of the obligations of the Investor Group under this Agreement, Carronade will notify the Company and will arrange in connection therewith alternative means of providing for the obligations of the Investor Group in this Agreement, including by the assumption of such obligations by another party.

23. No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

24. Counterparts; Facsimile / Electronic Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

25. Expenses. The Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the Investor Group’s involvement with the Company through the date of this Agreement, including, but not limited to the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $150,000 in the aggregate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

VIASAT, INC.

By:	/s/ Robert Blair
Name: Robert Blair
Title: Senior Vice President, General Counsel and Secretary

CARRONADE PARTIES:

CARRONADE CAPITAL MANAGEMENT, LP
as investment manager to and on behalf of the Carronade Parties identified on Schedule A

By:	/s/ Dan Gropper
Name:	Dan Gropper
Title:	Managing Partner and Chief Investment Officer